Exhibit 99.1

Contacts
Damon Elder	Julie Leber
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172 ext. 702	949.427.5172, ext. 703
damon@spotlightmarcom.com	julie@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Announces

Estimated Per Share Value of $11.56

LADERA RANCH, Calif. – (April 17, 2017) – Strategic Storage Growth Trust, Inc. (“SSGT”), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class A common stock and Class T common stock of $11.56, calculated as of December 31, 2016. The board of directors previously determined an estimated per share NAV of its Class A shares and Class T shares of $10.05 as of December 31, 2015.

“We are very proud of the performance of SSGT and are pleased with our most recent valuation as reflected in our latest estimated per share value,” said H. Michael Schwartz, chairman and chief executive officer. “In just over two years, the REIT has acquired a national self storage portfolio of 19 properties that currently includes approximately 1.3 million rentable square feet.”

Approved by the board of directors on April 13, 2017, the estimated per share NAV is based on the estimated value of SSGT’s assets less the estimated value of its liabilities, divided by the number of shares outstanding for each class of shares on an adjusted fully diluted basis, calculated as of December 31, 2016.

The REIT’s Nominating and Corporate Governance Committee, comprised of its two independent directors, oversaw the valuation process and approved the engagement of Duff & Phelps, LLC, an independent third party real estate valuation and advisory firm. Duff & Phelps provided the committee with valuations for each property owned by SSGT and a calculation of a range of the estimated value per share of its Class A shares and Class T shares of $10.89 to $12.37, with an approximate mid-range value of $11.56, as of December 31, 2016. The committee then recommended to the REIT’s board of directors that it adopt $11.56 as the estimated NAV for its Class A shares and Class T shares, to which the board unanimously agreed. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA Guidelines”).

Consistent with the IPA guidelines, the Duff & Phelps valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value. For more information regarding the valuation and the assumptions and methodologies used, please see SSGT’s Current Report on Form 8-K filed with the SEC on April 17, 2017.

From inception through December 31, 2016, SSGT had acquired 17 properties for an aggregate cost basis of approximately $91 million, exclusive of acquisition fees and expenses and inclusive of construction in process. As of December 31, 2016, the total estimated value of the individual real estate assets as provided by Duff and Phelps was approximately $129 million.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 16 operating self storage facilities located in seven states comprising approximately 11,000 self storage units and approximately 1.3 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 66,000 self storage units and approximately 7.7 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 105 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of Strategic Storage Trust IV, Strategic Storage Growth Trust, Inc., and Strategic Storage Trust II, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

###

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.